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                                                                   EXHIBIT 10.23

                  DESCRIPTION OF UNWRITTEN SUBLEASE ARRANGEMENT
                             EAST LANSING, MICHIGAN

         American Physicians Assurance Corporation, a wholly owned subsidiary of American Physicians Capital, Inc. (the "Company"), leases 21,950 square feet of office space from Sam Eyde Construction Company in a building located at 2501 North Coolidge in East Lansing, Michigan. The lease commenced in May 1999 and runs through April 30, 2004 with two five-year renewal options. The Company pays $19.00 per square foot to the lessor under the lease, subject to CPI increase after the first five years. SCW Agency Group, Inc. is permitted to use a total of 10,208 square feet of the office space leased by the Company under the same terms and conditions to which the Company is subject and is charged $19.00 per square foot for the space it is permitted to use. The Company and SCW have not established any term for the arrangement, which can be terminated by either party at any time.